Exhibit 99.1

TRC Reports Fourth Quarter and Fiscal 2003 Results

Windsor, CT  —  October 15, 2003  —  TRC Companies Inc. (NYSE:TRR) announced today that net service revenue for the three months ended June 30, 2003 increased 13.9% to a record $57.0 million from $50.1 million for the fourth quarter of fiscal 2002. Gross revenue for the same period increased 8.7% to $80.7 million.

As anticipated, operating margin for the fourth quarter of fiscal 2003 declined to 8.3% from 16.8% for the fourth quarter of fiscal 2002, but improved compared to the 6.3% operating margin reported for the third quarter of fiscal 2003.  Net income for the fourth quarter of fiscal 2003 was $2.6 million, or $0.17 per diluted share.  This compares to net income for the fourth quarter of fiscal 2002 of $5.0 million, or $0.36 per diluted share, and to net income of $1.8 million, or $0.12 per diluted share, for the third quarter of fiscal 2003.

As announced on September 11, 2003, the company changed its method of accounting for some of its earlier Exit Strategy contracts to a more preferable method.  The cumulative effect of the accounting change on years prior to 2003 is reflected as a reduction in net income of $2.4 million, or $0.17 per share, which was recorded in the first quarter of fiscal 2003.  Within fiscal 2003, the impact of this change reduced net income for the first quarter to $0.24 per diluted share from the previously reported $0.26, increased net income for the second quarter to $0.29 per diluted share from the previously reported $0.26, and increased net income for the third quarter to $0.12 per diluted share from the previously reported $0.09.

“We had previously indicated that our net service revenue for the fourth quarter should exceed our net service revenue for the fourth quarter of the prior year, and that net income for the fourth quarter should exceed net income for the third quarter.  This is what we delivered,” said Chairman and Chief Executive Officer Dick Ellison.

For the twelve months ended June 30, 2003, net service revenue increased 20.7% to a record $217.3 million from $180.1 million for fiscal 2002. Gross revenue for the same period increased 17.1% to $315.6 million. Net income for fiscal 2003 was $12.2 million, or $0.82 per diluted share, before the cumulative effect of the accounting change.  This compares to net income for fiscal 2002 of $15.5 million, or $1.14 per diluted share.

Contract backlog at June 30, 2003 increased to a record of approximately $240 million compared to approximately $215 million at June 30, 2002.

Fourth Quarter Operations Review

“TRC established new fourth quarter and full-year records for net service revenue in fiscal 2003, but earnings did not keep pace.  Operating margin increased in the fourth quarter relative to the third, however the mix of business caused by some continued delays in the award of our higher-margin programs continued to impact capacity utilization.   We did benefit though from the growth in net service revenue and from our progress in the implementation of programs to reduce costs to align capacity with the current pace of activity.

TRC Companies, Inc.

5 Waterside Crossing  •  Windsor, Connecticut 06095

Telephone 860-298-9692  •  Fax 860-298-6291

“TRC’s growth in net service revenue in a difficult economic environment, and our ability to quickly and effectively address the operating issues that emerged in the second half, show that we are on the right track from an operational viewpoint. Most importantly, we remain strongly committed to our long-term strategy to build TRC by developing innovative programs that bring our core engineering and technical competencies to bear in new ways that add value for our clients and enhance our margins, and by increasing our technology base and human capital through internal growth and carefully selected acquisitions,” Ellison said.

Outlook

Ellison continued, “We expect revenue to increase again in fiscal 2004 compared to fiscal 2003.  We also expect continued recovery in operating margin and net income compared to last year, the result of our cost reduction and efficiency-enhancement programs and renewed strength in our higher-margin business already awarded or in the pipeline.  Our record backlog, and the growing evidence that the economy is gaining momentum, also are very encouraging signs for the long term success of our company.”

Conference Call

TRC has scheduled a conference call for 11:00 AM ET, October 15, 2003.  A simultaneous WebCast of the conference call may be accessed from the Investor Center link at www.TRCsolutions.com.  A replay will be available after 1:00 PM ET at this same Internet address.  For a telephone replay, dial (800) 633-8284, reservation #21163201.

About TRC Companies, Inc.

Named one of FORTUNE Magazine’s 100 Fastest Growing Companies in 2003,  Forbes Top 200 Best Small Companies and Business Week’s Top 100 Hot Growth Companies , TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America’s environmental, infrastructure, power, and transportation markets.  The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country.  For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for the Company’s services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, and political, economic, or other conditions. Furthermore, market trends are subject to changes, which could adversely affect future results.  See additional discussion in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

(tables attached)

TRC COMPANIES

Consolidated Statements of Operations

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2003	2002	2003	2002

Gross revenue	$80,671	$74,241	$315,605	$269,524
Less subcontractor costs and direct charges	23,648	24,156	98,279	89,449
Net service revenue	57,023	50,085	217,326	180,075

Operating costs and expenses:
Cost of services	49,108	39,039	184,489	145,263
General and administrative expenses	1,636	1,427	6,491	5,151
Depreciation and amortization	1,540	1,198	5,142	3,457
	52,284	41,664	196,122	153,871

Income from operations	4,739	8,421	21,204	26,204

Interest expense	433	256	1,400	1,136
Income before taxes	4,306	8,165	19,804	25,068

Federal and state income tax provision	1,658	3,124	7,625	9,588
Income before accounting change	2,648	5,041	12,179	15,480
Cumulative effect of accounting change, net of income taxes of $1,478	—	—	(2,361)	—
Net income	2,648	5,041	9,818	15,480

Dividends and accretion charges on preferred stock	213	174	766	377

Net income available to common shareholders	$2,435	$4,867	$9,052	$15,103

Basic earnings per common share:
Before accounting change	$0.18	$0.39	$0.87	$1.26
Cumulative effect of accounting change	—	—	(0.18)	—
	$0.18	$0.39	$0.69	$1.26

Diluted earnings per common share:
Before accounting change	$0.17	$0.36	$0.82	$1.14
Cumulative effect of accounting change	—	—	(0.17)	—
	$0.17	$0.36	$0.65	$1.14

Average shares outstanding:
Basic	13,400	12,493	13,090	12,025
Diluted	14,165	14,192	13,917	13,571

TRC COMPANIES, INC.

Consolidated Balance Sheets

(in thousands)	June 30, 2003	June 30, 2002
ASSETS
Current assets:
Cash	$5,120	$1,615
Accounts receivable, less allowance for doubtful accounts	99,758	90,895
Insurance recoverable - environmental remediation	2,361	478
Deferred income tax benefits	1,768	355
Prepaid expenses and other current assets	2,347	2,100
	111,354	95,443

Property and equipment, at cost	41,059	36,500
Less accumulated depreciation and amortization	23,611	21,938
	17,448	14,562
Goodwill, net of accumulated amortization	102,748	81,434
Investments in and advances to unconsolidated affiliates	5,355	5,918
Long-term accounts receivable	3,455	3,627
Long-term insurance recoverable - environmental remediation	14,397	1,262
Other assets	5,829	1,336
	$260,586	$203,582

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$1,894	$465
Accounts payable	14,441	13,480
Accrued compensation and benefits	10,773	9,560
Billings in advance of revenue earned	5,162	6,576
Environmental remediation liability	2,361	374
Income taxes payable	866	4,389
Other accrued liabilities	6,090	4,998
	41,587	39,842
Noncurrent liabilities:
Long-term debt	43,065	23,888
Deferred income taxes	8,062	7,038
Long-term environmental remediation liability	14,397	1,262
	65,524	32,188

Mandatorily redeemable preferred stock	14,711	14,603

Shareholders’ equity:
Capital stock	1,443	1,350
Additional paid-in capital	92,157	79,487
Note receivable	(146)	(146)
Retained earnings	48,207	39,155
	141,661	119,846
Less treasury stock, at cost	2,897	2,897
	138,764	116,949
	$260,586	$203,582